Exhibit 10.36

INSTRUCTIONS

Restricted Stock Units

A Long Term Incentive Award

(The Agreement begins after this page)

You will be deemed to have accepted this Restricted Stock Unit award and agreed to be bound by the terms and conditions of the Notice of Grant, the Restricted Stock Unit Agreement and the Plan (as defined in such Notice) unless you inform the Company in writing that you wish to decline the Restricted Stock Unit award.

To decline the Restricted Stock Unit Award, please send written notice of your decision to decline this Restricted Stock Unit award to the Stock Plan Administrator as follows:

•	via e-email

•	tara.alford@actavis.com

•	via inter-office mail

•	Stock Plan Administrator, Morris Corporate Center III, Building A, Third Floor

•	or via regular mail to

Actavis plc

Attn: Stock Plan Administrator

Morris Corporate Center III

Building A

400 Interpace Parkway

Parsippany, NJ 07054

In order to be effective, your written notice to decline the Restricted Stock Unit Award must be received by the Stock Plan Administrator prior to the date that is 30 days immediately following the Date of Grant set forth on the Notice of Grant. The company, including its stock plan administration, will not be responsible for any delivery delay of your notice for any reason.

If you do not decline this Restricted Stock Unit award within 30 days immediately following the Date of Grant, you will be deemed to have accepted this Restricted Stock Unit award. Should you choose to decline this grant; the grant will be updated to reflect your decision.

NOTICE OF GRANT

Congratulations, you (“Holder”) have been granted an award of restricted stock units (the “Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of Common Stock of Actavis plc, a public limited company organized under the laws of Ireland (the “Company”), as successor to Actavis, Inc., or in certain jurisdictions, the cash equivalent thereof. The Restricted Stock Unit award is subject to the terms and conditions of the Award Agreement and The Amended and Restated Allergan, Inc. 2011 Incentive Award Plan, as amended from time to time (the “Plan”), which are attached hereto as Exhibits 1-A and 1-B, respectively, and of which this Notice of Grant is a part. By accepting (or being deemed to have accepted) the Restricted Stock Unit award (including, in the case of Holders residing outside the United States (“Foreign Holders”), the Foreign Country Appendix), you represent and warrant to the Company that you have read the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan and agree to be bound by their terms and conditions. Capitalized terms not otherwise defined in this Notice of Grant shall be as defined in the Plan and the Award Agreement.

Subject to the terms and conditions of the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan, the terms and conditions of this Restricted Stock Unit award are set forth below:

Holder’s Name:	Target Number of RSUs Granted (the “Three-Year Performance Vesting RSUs” or “RSUs”):
Date of Grant:

Award Type and Terms: This Restricted Stock Unit award is comprised of RSUs which are subject to a performance condition (“Performance Condition”) which shall determine the number of Three-Year Performance Vesting RSUs eligible for vesting under the terms hereof. The Performance Condition is the Company’s achievement of specified compound annual growth rate (“CAGR”) targets above the Threshold for the Measurement Period, as more specifically delineated in the “Three-Year Performance Vesting RSU” section below. At the conclusion of the Measurement Period, the Committee will determine the Performance Multiple, if any, in accordance with the terms stated in this Notice of Grant. The Committee will then determine the Holder’s total RSUs eligible for vesting in accordance with the Vesting Period section below by multiplying Holder’s RSUs by the Performance Multiple (the “Total Vesting RSUs”).

Three-Year Performance-Vesting RSUs

Subject to the terms and restrictions of the Award Agreement and the Plan, Three-Year Performance-Vesting RSUs shall be eligible to become vested as follows (with linear interpolation between performance levels):

The “Performance Condition” is the Company’s achievement of the applicable CAGR over the Measurement Period, the achievement of which will subject the Three Year Performance Vesting RSUs granted to Holder to the relevant Performance Multiple. For the sake of clarity, in the event the CAGR is less than Threshold, the Performance Multiple shall be 0%.

“CAGR” is the compound average growth rate of the Company over the Measurement Period, as measured by use of the Adjusted Share Price for both the initial and final measurement dates.

“Performance Multiple” is the percentage of the RSUs which shall be eligible for vesting at the conclusion of the Measurement Period in accordance with the applicable CAGR.

The below chart represents the applicable CAGR and Performance Multiples for purpose of calculating the Total Vesting RSUs

Title	CAGR	Adjusted Share Price	Performance Multiple
Threshold
Half-Target
Target
Double Target
Triple Target Maximum

NOTE, any Three-Year Performance-Vesting RSUs that do not achieve the Performance Multiple in accordance with this schedule shall be forfeited as of the date at the conclusion of the Performance Period.

For purposes of the Three-Year Performance-Vesting RSUs:

(A) Measurement Period. The Measurement Period for the Holder’s Three-Year Performance Vesting RSUs will begin on July 1, 2014, and end on September 1, 2017 (the “Performance End Date”.

(B) Performance Multiple. The Performance Multiple applicable to the RSUs shall be based on the Company’s achievement of the Performance Condition in an amount as specified herein.

(C) Interpolation. If the Adjusted Share Price on the measurement date as set forth herein is between the Threshold and the Half-Target, the Half-Target and Target, the Target and the Double Target, or the Double Target and the Triple Target Maximum, the Performance Multiple applicable to the RSUs shall be the number that is the mathematical linear interpolation between the Performance Multiple applicable at the defined ends of the applicable spectrum.

(D) “Adjusted Share Price” means the sum of (i) the average of the closing price of the Shares during the forty-five (45) consecutive trading days ending on the day prior to the specified measurement date; and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a share of common stock after the grant date and prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the common stock on such dividend payment date.

Vesting Period. Subject to the provisions of the Plan and this Award, and further provided that the Performance Condition has been satisfied, the Three-Year Performance Vesting RSUs shall vest ratably as follows, provided that vesting will cease upon the earlier of (a) a Termination of Employment, except otherwise stated herein in Section 2.3 or 2.4 of the Award Agreement, or (b) Holder’s breach of any applicable agreement with the Company: 1/3 of the total Grant shall vest on each of December 31, 2017, 2018, and 2019 (each, a “Vesting Date”, and any RSUs that become vested, a “Vested RSU”). For the avoidance of doubt, if the Performance Condition is not satisfied, Holder’s RSUs shall not vest and shall expire as of the conclusion of the Measurement Period without any consideration therefor.

Accelerated Measurement Dates. Notwithstanding the foregoing provisions, if:

(i) For any consecutive four fiscal quarters of the Company, beginning with the fiscal quarter ending on June 30, 2015 and ending with the fiscal quarter ending on December 31, 2016, the average closing price of the Company’s ordinary shares is equal to or exceeds the share price which corresponds to the Target share price, then the Holder’s RSUs which shall be deemed to have satisfied the Performance Criteria at the end of the Measurement Period, subject to the termination provisions contained herein, shall be equal to 25% of the RSUs; and

(ii) On June 1, 2017, the Adjusted Share Price is equal to or exceeds the share price which corresponds to the Target share price, then the Holder’s RSUs which shall be deemed to have satisfied the Performance Condition at the end of the Measurement Period, subject to the termination provisions contained herein, shall be equal to the sum of (x) the RSUs calculated under (i), above, and (y) 25% of the RSUs which would be deemed to have satisfied the performance criteria as computed per this Agreement (collectively, the “Minimum Measurement”).

Determination of Vested RSUs. The total number of Vested RSUs shall be the greater of (1) the Minimum Measurement and (2) the actual Performance Multiple computed as per this Agreement.

Payment of Shares. Any Vested RSUs will be due and payable within thirty (30) days after an applicable Vesting Date, in Shares at a ratio of shares per Restricted Stock Unit in accordance with the Performance Multiple (as defined herein), subject to the provisions of Section 12(a) of the Plan.

Change in Control. If this Agreement does not continue to be outstanding following the effective date of a Change in Control and has not been substituted or replaced with a Qualified Substitute Award, the Total Vesting RSUs that a Holder will be entitled to receive as of the effective date of such Change in Control shall be equal to the greater of (i) the number of RSUs that would vest based on the share price paid per share of the Company in connection with the Change in Control (the “Change in Control Price”) which corresponds to the Performance Multiple as provided in in this Notice of Grant; and (ii) the number of RSUs that would vest assuming that the Performance Multiple is considered met at Target, but pro-

rated to reflect the Holder’s period of employment by the Company during the Measurement Period. If this Agreement continues to be outstanding following the effective date of a Change in Control (i.e., the agreement is assumed by the acquiring entity), then the Total Vesting RSUs will be determined as described above in this Section entitled “Change in Control” and the RSUs will continue to be subject to the time vesting conditions set forth in the Section entitled “Vesting Period” of this Agreement, except that the RSUs shall become immediately vested upon a Qualified Termination of the Holder’s employment by the successor employer within the two (2) year period following the date of the Change in Control. The Total Vesting RSUs which vest pursuant to this Section entitled “Change in Control” shall become due and payable in Shares as per the Section entitled “Accelerated Measurement Dates.”

GRANT NO:
%%ACCOUNT_ID%-% / Restricted Stock Units

EXHIBIT 1-A

AWARD AGREEMENT

In consideration of services to be rendered by you (the “Grantee”) to Actavis plc, an Irish public limited company, as successor in interest to Allergan, Inc., a Delaware company (the “Company”), you have been awarded a grant (the “Grant”) of Performance Shares (each Performance Share, a “Stock Unit”) under the Amended and Restated Allergan, Inc. 2011 Incentive Award Plan (the “Plan”), which is incorporated herein by reference, covering a number of ordinary shares of the Company, par value $0.0001 per share (the “Shares”) as further described herein, subject to the terms and conditions of this agreement (the “Agreement”) and the Plan. Each capitalized term used herein will have the meaning specified in the Plan, unless another meaning is specified in this Agreement.

2. PERFORMANCE TERMS.

(a)	Grant Date and number of Stock Units

Grant Date: Specified in Notice of Grant hereto

Number of Stock Units Subject to Award: Specified in Notice of Grant hereto (the “Target Stock Units”)

(b) Performance Condition. The Target Stock Units are subject to a performance condition (“Performance Condition”) which shall determine the number of Target Stock Units eligible for vesting under the terms hereof. The Performance Condition is the Company’s achievement of specified compound annual growth rate (“CAGR”) targets above the Threshold for the Measurement Period, as more specifically delineated in the attached Exhibit A. At the conclusion of the Measurement Period, the Committee will determine the Performance Multiple, if any, in accordance with Exhibit A. The Committee will then determine your total Target Stock Units eligible for vesting in accordance with Section 1(c) by multiplying your Target Stock Units by the Performance Multiple (as defined in Exhibit A) (the “Total Vesting Stock Units”).

(A) Measurement Period. The measurement period (the “Measurement Period”) for your Target Stock Units will begin on July 1, 2014, and end on September 1, 2017 (the “Performance End Date”).

(B) Performance Multiple. The Performance Multiple applicable to the Stock Units shall be based on the Company’s achievement of the Performance Condition in an amount as specified in Exhibit A.

(C) Interpolation. If the Adjusted Share Price on the measurement date as set forth on Exhibit A is between the Threshold and the Half-Target, the Half-Target and Target, the Target and the Double Target, or the Double Target and the Triple Target Maximum, the Performance Multiple applicable to the Stock Units shall be the number that is the mathematical linear interpolation between the Performance Multiple applicable at the defined ends of the applicable spectrum.

(D) “Adjusted Share Price” means the sum of (i) the average of the closing price of the Shares during the forty-five (45) consecutive trading days ending on the day prior to the specified measurement date; and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on an ordinary share after the grant date and prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of an ordinary share on such dividend payment date.

(c) Vesting Period. Subject to the provisions of the Plan and this Award, and further provided that the Performance Condition has been satisfied, your Total Vesting Stock Units shall vest ratably as follows, provided that vesting will cease upon the earlier of (a) your Termination of Service except otherwise stated herein in Section 2, or (b) your breach of any applicable agreement with the Company: 1/3 of the total Grant shall vest on each of December 31, 2017, 2018, and 2019 (each, a “Vesting Date”, and any Stock Units that become vested, a “Vested Stock Unit”). For the avoidance of doubt, if the Performance Condition is not satisfied, your Stock Units shall not vest and shall expire as of the conclusion of the Measurement Period without any consideration therefor, except as otherwise stated herein.

(d)Accelerated Measurement Dates. Notwithstanding the foregoing provisions, if:

(i) For any consecutive four fiscal quarters of the Company, beginning with the fiscal quarter ending on June 30, 2015 and ending with the fiscal quarter ending on December 31, 2016, the average closing price of the Company’s ordinary shares is equal to or exceeds the share price which corresponds to the Target share price, then the Grantee’s Stock Units which shall be deemed to have satisfied the Performance Criteria at the end of the Measurement Period, subject to the termination provisions contained herein, shall be equal to 25% of the Target Stock Units; and

(ii) On June 1, 2017, the Adjusted Share Price is equal to or exceeds the share price which corresponds to the Target share price, then the Grantee’s Stock Units which shall be deemed to have satisfied the Performance Condition at the end of the Measurement Period, subject to the termination provisions contained herein, shall be equal to the sum of (x) the Stock Units calculated under (i), above, and (y) 25% of the Stock Units which would be deemed to have satisfied the performance criteria as Computed per this Agreement and Exhibit A (collectively, the “Minimum Measurement”).

(e) The Total Vesting Stock Units shall be the greater of (1) the Minimum Measurement and (2) the actual Performance Multiple computed as per this Agreement and Exhibit A.

(f) Payment of Shares. Any Vested Stock Units will be due and payable within thirty (30) days after an applicable Vesting Date, in Shares at a ratio of shares per Stock Unit in accordance with the Performance Multiple (as defined herein), subject to the provisions of Article 9 of the Plan.

3. DISABILITY, QUALIFYING TERMINATION, OR DEATH OF GRANTEE.

(a) Disability or Qualifying Termination. In the event of the Grantee’s Termination of Service during the Measurement Period as a result of Disability or a Qualifying Termination (as defined herein), the Total Vesting Stock Units as determined at the conclusion of the Measurement Period in accordance with Section 1 hereof and Exhibit A, will be multiplied by a fraction, the numerator of which is the number of days from the beginning date of the Measurement Period through the date of such Termination of Service and the denominator of which is the total number of days between the grant date and December 31, 2019 (“Adjusted Vesting Stock Units”). The Adjusted Vesting Stock Units shall (1) be payable within 60 days following the end of the Measurement Period, in the event of the Grantee’s Disability, or (2) remain eligible for vesting on the Vesting Dates, as provided in Section 1(c), in the event of the Grantee’s Qualifying Termination. In the event of the Grantee’s Termination of Service as a result of Disability or a Qualifying Termination subsequent to the end of the Measurement Period, the Grantee shall remain eligible to vest in the Total Vesting Stock Units on the same schedule as if the Grantee had remained employed, subject to the terms of Section 1(c), above.

(b) Death. In the event of the Grantee’s Termination of Service during the Measurement Period as a result death, the Target Performance Multiple in accordance with Exhibit A shall be considered met as of the termination date, and the resulting Total Vesting RSUs shall vest on the same schedule as if the Grantee had remained employed through each Vesting Date. In the event of the Grantee’s Termination of Service as a result of death subsequent to the end of the Measurement Period, the Grantee shall remain eligible to vest in the Total Vesting Stock Units on the same schedule as if the Grantee had remained employed, subject to the terms of Section 1(c), above.

(c) Unvested Units. Following any vesting pursuant to this Section 2, any Stock Units which have not vested shall be retired and the Grantee shall have no further rights with respect to such Stock Units or the underlying Shares.

(d) Qualifying Termination. For all purposes hereunder, a “Qualifying Termination” shall mean a Termination of Service either by the Company without “Cause”, or by the Grantee with “Good Reason”, as both terms are defined in the Grantee’s employment agreement; or, in the absence of any such employment agreement as of the termination date, as those terms are defined in the applicable severance plan of the Company.

(i) Notwithstanding anything contained herein to the contrary, upon the mutual written agreement of the Company and the Grantee, Grantee’s Termination of Service shall not be considered a termination hereto if Grantee continues to hold the position of a member of the Board as of the termination date, or becomes a member of the Board as of the termination date. Any reference to termination date hereunder shall thereinafter be the date upon which Grantee ceases to be a member of the Board.

4. CHANGE IN CONTROL.

(a) If this Agreement does not continue to be outstanding following the effective date of a Change in Control and has not been substituted or replaced with a Substitute Award, the Total Vesting Stock Units that a Grantee will be entitled to receive as of the effective date of such Change in Control shall be equal to the greater of (i) the number of Stock Units that would vest based on the share price paid per share of the Company in connection with the Change in Control (the “Change in Control Price”) which corresponds to the Performance Multiple as provided in the attached Exhibit A; and (ii) the number of Stock Units that would vest assuming that the Performance Multiple is considered met at Target, but pro-rated to reflect the Grantee’s period of employment by the Company during the Measurement Period.

(b) If this Agreement continues to be outstanding following the effective date of a Change in Control (i.e., the Agreement is assumed by the acquiring entity), then the Total Vesting Stock Units will be determined as described under subsection (a) of this Section 3 and the Stock Units will continue to be subject to the time vesting conditions set forth in Section 1(c) of this Agreement, except that the Stock Units shall become immediately vested upon a Qualified Termination of the Grantee’s employment by the successor employer within the two (2) year period following the date of the Change in Control. The Total Vesting Stock Units which vest pursuant to this Section 3 shall become due and payable in Shares as per Section 1(d).

5. FORFEITURE OF UNVESTED STOCK UNITS UPON TERMINATION OF SERVICE. Except to the extent Stock Units have vested pursuant to Section 2 or 3, in the event of the Grantee’s Termination of Service for any reason during the Measurement Period or prior to an applicable Vesting Date, all then-unvested Stock Units subject to the Grant shall be forfeited by the Grantee without compensation as of the termination date and the Grantee shall have no further rights with respect to such Stock Units or the underlying Shares. In the event of the Grantee’s Termination of Service for any reason, the Committee may, in its sole discretion and when it finds that such an action would be in the best interests of the Company, waive the Performance Conditions as to all or any portion of the Target Stock Units (and any such Target Stock Units as to which the Performance Conditions have been waived shall vest as of the date specified by the Committee) except in connection with an employment termination for gross misconduct and except with respect to a Grant which the Company intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

6. TIMING OF PAYMENT. The Company will make payment to the Grantee of the Shares as soon as reasonably practicable after such payment vests under this Agreement. If Shares are to be paid to the Grantee pursuant to this Agreement, the Stock Plan Administrator will instruct the Company’s transfer agent and stock registrar to deliver for the account of the Grantee (and his or her permitted transferee) as designated on the records of the Company such Shares. Notwithstanding anything to the contrary contained in this Section 5, so long as a payment with respect to a Stock Unit constitutes “non-qualified deferred compensation” for purposes of Section 409A of the Code, no payment will be made with respect to any Stock Unit Award to any Grantee on account of such Grantee’s termination date if, on such date, the Grantee is a “specified employee” of the Company or its subsidiaries (within the meaning of Section 409A(a)(2)(B)(i) of the Code and as determined by the Committee) until the date which is six months after the Grantee’s termination date (or, if earlier than the end of such six month period, the date of such Grantee’s death). In lieu of designating specified employees for purposes of Section 409A of the Code, the Board in its discretion may identify all employees of the Company and its subsidiaries as “specified employees” for purposes of this provision. The provisions of this Section 5 will not apply to payments under an Award of Stock Units that occur pursuant to a Change in Control or in connection with the dissolution of the Company.

7. RESTRICTIONS ON TRANSFER. The Stock Units subject to the Grant shall not be transferable during the Measurement Period and prior to vesting, other than by will or the laws of descent and distribution, and except that the Grantee may transfer the Stock Units by gift to one or more members of the Grantee’s immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are the only owners. In the event the Grantee wishes to transfer the Stock Units during the Measurement Period by gift as permitted by this Section, the Grantee shall provide the Stock Plan Administrator notice of any such transfer in form and substance reasonably satisfactory to the Company and the Stock Plan Administrator, and no transferee shall have any rights in the Stock Units until such notice has been accepted by the Stock Plan Administrator. Transferred Stock Units shall be subject to all of the same terms and conditions of the Plan and this Agreement as if such Stock Units had not been transferred. More particularly (but without limiting the generality of the foregoing), during the Measurement Period the Stock Units may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, pledge, hypothecation or other disposition contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Stock Units shall be null and void and without effect. Subsequent to vesting, the Stock Units and/or shares granted thereunder shall be subject to such transfer restrictions as adopted by the Company in its generally applicable policies, plans, or procedures.

8. EMPLOYMENT. In consideration of the awarding of the Grant and regardless of whether the Performance Conditions shall be satisfied, the Grantee will fulfill all the duties and obligations of his or her employment by the Company or any of its Subsidiaries. Nothing in this Agreement shall confer upon the Grantee any right to similar grants in future years or any right to be continued in the employ of the Company or any of its Subsidiaries or shall interfere in any way with the right of the Company or any such Subsidiary to terminate or otherwise modify the terms of the Grantee’s employment.

9. EFFECT ON OTHER BENEFITS. In no event shall the value of the Stock Units covered by the Grant awarded under this Agreement at any time be included as compensation or earnings for purposes of determining any other compensation, retirement benefit or other benefit offered to employees of the Company or its subsidiaries under any benefit plan of the Company unless otherwise specifically provided for in such benefit plan.

10. AVAILABLE SHARES; LEGAL COMPLIANCE. The Company shall pay all original issue and transfer taxes with respect to the issuance of the Stock Units and the underlying Shares and all other fees and expenses necessarily incurred by the Company in connection therewith and will use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

11. TAXES. Except as provided below, the Grantee must pay the Company in cash upon demand any and all amounts due for the purpose of satisfying the Company’s liability under applicable law to withhold or deduct federal, state, or local income tax, employment tax, pension plan contributions and any and all other withholdings or deductions (plus interest or penalties thereon, if any, caused by a delay in making such payment) required by reason of the receipt of the Grant, the vesting of the Stock Units or the issuance of Shares hereunder. By accepting this

Grant, the Grantee consents and directs that the Stock Plan Administrator may, but is not obligated to, withhold the number of Shares having an aggregate fair market value as of the date preceding the required withholding sufficient to satisfy the Grantee’s obligations hereunder and to deliver such Shares to the Company. In addition, the Company shall, to the extent permitted by law, have the right to deduct such withholding amount from any payment of any kind otherwise due to the Grantee.

12. CONDITION PRECEDENT TO GRANT. In the event that the award of the Grant shall be subject to, or shall require, any prior exchange listing, shareholder approval or other condition or act, pursuant to the applicable laws, regulations or policies of any stock exchange, federal or local government or its agencies or representatives, then the Grant hereunder shall not be deemed awarded until the fulfillment of such condition.

13. NO RIGHTS AS A STOCKHOLDER PRIOR TO ISSUANCE OF SHARES. Neither the Grantee nor any other person shall become the beneficial owner of any Shares that may become payable with respect to the Stock Units subject to this Grant, nor have any rights to dividends or other rights as a stockholder with respect to any such Shares (including voting rights), until and after such Shares, if any, are issued to the Grantee, in the time and manner specified in Section 1, 2, 3 or 4.

14. ADMINISTRATION. The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement and the Grantee agrees to accept all such Committee determinations as final, conclusive and binding. The Company may retain a third-party plan administrator or may designate an internal department to assist in the administration of the Plan. The term “Stock Plan Administrator” as used herein shall mean such third-party plan administrator or such internal department as designated by the Company from time to time.

15. COSTS. The Company shall not charge any Grantee for any part of the Company’s cost to administer and operate the Plan. If the Company retains a third-party plan administrator to assist in the administration of the Plan, the Grantee may be charged fees by such third-party plan administrator in connection with any transactions which the Grantee effects through such third-party plan administrator.

16. AMENDMENT. This Agreement shall be subject to the terms of the Plan, as may be amended by the Company from time to time, except that no amendment of the Plan adopted after the date of this Agreement shall impair the Grantee’s rights hereunder without his or her consent. In addition to the foregoing, this Agreement may be amended by the Committee, provided that no such amendment shall impair the Grantee’s rights hereunder without his or her consent.

17. DATA PRIVACY. By entering into this Agreement, the Grantee (a) authorizes the Company or any Subsidiary and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the Plan to disclose to each other such information and data as either of them shall request in order to facilitate the awarding of Grants and the administration of the Plan; (b) waives any data privacy rights the Grantee may have with respect to such information; and (c) authorizes the Company and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the Plan to store and transmit such information in electronic form.

18. NOTICES. All notices and communications by the Grantee in connection with this Agreement or the Stock Units granted hereunder shall be delivered to the Stock Plan Administrator and to the Company. Notices to the Stock Plan Administrator shall be delivered in accordance with its established procedures as set forth on the website of the Stock Plan Administrator and notices to the Company shall be delivered in writing by electronic mail, nationally recognized overnight courier or certified mail, postage prepaid to the attention of:

Actavis plc

Attn: Stock Plan Administrator

Morris Corporate Center III

Building A

400 Interpace Parkway

Parsippany, NJ 07054.

All notices and communications by the Stock Plan Administrator or the Company to the Grantee in connection with this Agreement shall be given in writing and shall be delivered electronically to the Grantee’s e-mail address appearing on the records of the Company, or by nationally recognized overnight courier or certified mail, postage prepaid to the Grantee’s residence or to such other address as may be designated in writing by the Grantee.

19. ENTIRE AGREEMENT AND WAIVER. This Agreement and the Plan contain the entire understanding of the parties and supersede any prior understanding and agreements between them representing the subject matter hereof. To the extent that there is an inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. There are no other representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein or in the Plan. Any waiver or any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

20. SEVERABILITY AND VALIDITY. The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

21. GOVERNING LAW. The interpretation, enforceability and validity of this Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

22. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Grant or any provision hereof.

EXHIBIT A

For purposes of this Exhibit A:

The “Performance Condition” is the Company’s achievement of the applicable CAGR over the Measurement Period, the achievement of which will subject the Stock Units granted to Grantee to the relevant Performance Multiple. For the sake of clarity, in the event the CAGR is less than Threshold, the Performance Multiple shall be 0%.

“CAGR” is the compound average growth rate of the Company over the Measurement Period, as measured by use of the Adjusted Share Price for both the initial and final measurement dates.

“Performance Multiple” is the percentage of the Target Stock Units which shall be eligible for vesting at the conclusion of the Measurement Period in accordance with the applicable CAGR.

The below chart represents the applicable CAGR and Performance Multiples for purpose of calculating the Total Vesting Stock Units as further provided in the Section 1(b) of the Grant.

Title	CAGR	Adjusted Share Price	Performance Multiple
Threshold
Half-Target
Target
Double Target
Triple Target Maximum

COUNTRY APPENDIX

TO EXHIBIT 1-A

ADDITIONAL TERMS AND CONDITIONS

Capitalized terms, unless explicitly defined in this Country Appendix, shall have the meanings given to them in the Award Agreement or in the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to Holder under the Plan if Holder resides in one of the countries listed below. If Holder is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Holder is currently residing and/or working, or if Holder transfers to another country after receiving the Restricted Stock Units, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to Holder.

Notifications

This Appendix also includes information regarding securities, exchange control, tax and certain other issues of which Holder should be aware with respect to his participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of April 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Holder not rely on the information in this Appendix as the only source of information relating to the consequences of his participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or Holder sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Holder’s particular situation and the Company is not in a position to assure Holder of a particular result. Accordingly, Holder are advised to seek appropriate professional advice as to how the relevant laws in his country may apply to his individual situation.

Finally, if Holder is a citizen or resident (or is considered as such for local tax purposes) of a country other than the one in which Holder is currently residing and/or working, or if Holder transfers to another country after the grant of the Restricted Stock Units, the information contained herein may not be applicable to Holder in the same manner.

AUSTRALIA

Terms and Conditions

Australian Offer Document. The offer of Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of Restricted Stock Units to Australian resident employees, which will be provided to Holder with this Award Agreement.

Notifications

Securities Law Information. If Holder acquires shares of Common Stock pursuant to Restricted Stock Units and offers these shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Holder should obtain legal advice on disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, Holder will be required to file the report.

AUSTRIA

Notifications

Exchange Control Information. If Holder holds shares of Common Stock obtained through the Plan outside of Austria, Holder may be required to submit reports to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares as of any given quarter meets or exceeds €30,000,000; and (ii) on an annual basis if the value of the shares as of December 31 meets or exceeds €5,000,000. The quarterly reporting date is as of the last day of the respective quarter; the deadline for filing the quarterly report is the fifteenth day of the month following the end of the respective quarter. The deadline for filing the annual report is January 31 of the following year.

When shares are sold, Holder may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside Austria. If the transaction volume of all Holder’s accounts abroad meets or exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

AZERBAIJAN

Notifications

Securities Law Information. Holder understands that the Award Agreement, the Plan and all other materials he may receive regarding his participation in the Plan do not constitute advertising or offering of securities in Azerbaijan. The issuance of securities pursuant to the Plan has not been and will not be registered in Azerbaijan and, therefore, the securities described in any Plan-related documents may not be used for sale or public circulation in Azerbaijan. Further, Holder understands that the shares of Common Stock issued upon vesting of the Restricted Stock Units will be deposited into a Company-designated brokerage account in the U.S. as soon as practical after the applicable vesting date and in no event will shares issued upon vesting of the Restricted Stock Units be delivered to Holder in Azerbaijan. Any disposition or sale of such shares must take place outside Azerbaijan, which will be the case if the shares are sold on the New York Stock Exchange.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. Holder is required to report any securities (e.g., shares of Common Stock acquired under the Plan) or bank accounts (including brokerage accounts) held outside of Belgium on his annual tax return. Holder is also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located.

BRAZIL

Terms and Conditions

Nature of Grant. The following provision supplements Section 1.2 of the Award Agreement:

In accepting the Restricted Stock Units, Holder acknowledges, understands and agrees that (i) Holder is making an investment decision, (ii) Holder will be entitled to vest in, and receive shares of Common Stock pursuant to, the Restricted Stock Units only if the vesting conditions are met and any necessary services are rendered by Holder between the Date of Grant and the vesting date, and (iii) the value of the underlying shares is not fixed and may increase or decrease without compensation to Holder.

Compliance with Law. In accepting the Restricted Stock Units, Holder agrees to comply with all applicable Brazilian laws and report and pay any and all applicable taxes associated with the vesting and settlement of the Restricted Stock Units, the sale of any shares acquired under the Plan, and the receipt of any dividends.

Notifications

Exchange Control Information. If Holder is a resident or domiciled in Brazil, he will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. The assets and rights that must be reported include shares of Common Stock acquired under the Plan.

BULGARIA

Notifications

Exchange Control Information. If Holder receives a payment related to the Plan in Bulgaria in excess of BGN 100,000 (or its equivalent in another currency, e.g., U.S. dollars), Holder should submit a form with information regarding the source of the income to the bank receiving such payment (for statistical purposes) upon transfer or within 30 days as of receipt. Holder should contact his bank in Bulgaria for additional information regarding this requirement.

CANADA

Terms and Conditions

Settlement Upon Vesting. The following provision supplements Section 2.3 of the Award Agreement:

Notwithstanding anything to the contrary in the Award Agreement or the Plan, the Restricted Stock Units will be settled in shares of Common Stock only, not cash.

Forfeiture upon Termination of Services. The following sentence replaces the first sentence of the second paragraph of Section 2.2 of the Award Agreement:

For purposes of the Restricted Stock Units, Holder’s employer-employee or service relationship will be considered terminated as of the date that is the earlier of: (1) the date of Termination of Employment, (2) the date Holder receives notice of termination from the Employer, or (3) the date Holder is no longer actively providing services, regardless of any notice period or period of pay in lieu of such notice required under applicable law (including, but not limited to statutory law, regulatory law and/or common law).

The following provisions will apply to Holder if he is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, as well as all addenda, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy. The following provision supplements Section 3.9 of the Award Agreement:

Holder hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. Holder further authorizes the Company, the Employer, its other Subsidiaries and the Administrator to disclose and discuss the Plan with their advisors. Holder further authorizes the Company, the Employer and any other Subsidiary of the Company to record such information and to keep such information in Holder’s employee file.

Notifications

Securities Law Information. Holder acknowledges that he is permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the shares acquired under Plan takes place outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. Holder must report annually on Form T1135 (Foreign Income Verification Statement) the foreign property (including shares of Common Stock acquired under the Plan) he holds, if the total value of such foreign property exceeds C$100,000 at any time during the year. Unvested Restricted Stock Units also must be reported (generally at nil cost) on Form 1135 if the C$100,000 threshold is exceeded due to other foreign property held by Holder. The Form T1135 must be filed at the same time Holder files his annual tax return. Holder should consult his personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA

Terms and Conditions

The following Terms and Conditions apply only to Holder if he is subject to the exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

Vesting Schedule and Forfeiture Upon Termination. The following supplements Sections 2.1 and 2.2 of the Award Agreement:

Notwithstanding to anything to the contrary in the Award Agreement or the Plan, the Restricted Stock Units shall not vest unless and until the Company, the Employer or any other Subsidiary of the Company in China receives all necessary approvals from the SAFE or its local counterpart under the Implementing Rules of the Measures for Administration of Foreign Exchange of Individuals to offer such awards in China. Once SAFE approval has been received and provided Holder continues to be an Employee of the Company or a Subsidiary of the Company, Holder will receive a vesting credit for that portion of the Restricted Stock Units that would have vested prior to obtaining SAFE approval, if applicable, and the remaining portion of the Restricted Stock Units will vest in accordance with the Award Agreement. If Holder ceases to be an Employee prior to the receipt of SAFE approval, any unvested Restricted Stock Units will be forfeited.

Sale of Shares. Due to local regulatory requirements, upon the vesting of Restricted Stock Units, Holder agrees to the immediate sale of any shares of Common Stock issued under the Restricted Stock Units. Holder further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock (on his behalf pursuant to this authorization) and Holder expressly authorizes the Company’s designated broker to complete the sale of such shares of Common Stock. Holder acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay Holder the cash proceeds from the sale of the shares of Common Stock, less any brokerage fees or commissions and subject to any obligation to satisfy any Tax-Related Items. Holder understands that the proceeds from the sale of shares may need to be repatriated to China pursuant to the below provision, and Holder agrees to comply with all requirements the Company may impose in order to facilitate compliance with exchange control requirements in China prior to receipt of the cash proceeds. Holder acknowledges that he is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Award Agreement.

Exchange Control Requirements. Holder understands and agrees that, pursuant to local exchange control requirements, Holder will be required to repatriate the cash proceeds from the immediate sale of the shares of Common Stock and the receipt of any dividends to China. Holder further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or Subsidiary of the Company, and Holder hereby consents and agrees that any proceeds from the sale of any shares of Common Stock Holder acquires upon the vesting of Restricted Stock Units may be transferred to such special account prior to being delivered to him.

Holder also understands that the Company will deliver the proceeds to him as soon as possible, but there may be delays in distributing the funds to him due to exchange control requirements in China. Proceeds will be paid to Holder in U.S. dollars. Holder will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.

Holder further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Notifications

Exchange Control Information. Holder may be required to report to SAFE all details of his foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.

DENMARK

Notifications

Exchange Control and Tax Reporting Information. Holder may hold shares of Common Stock acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a non-Danish broker or bank, Holder is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, Holder must file a Declaration V (Erklaering V) with the Danish Tax Administration. Holder must sign the Declaration V and the broker or bank may sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request each year not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the safety-deposit account. In the event that the applicable broker or bank with which the safety-deposit account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Holder acknowledges that he is solely responsible for providing certain details regarding the foreign brokerage or bank account and any shares acquired under the Plan and held in such account to the Danish Tax Administration as part of Holder’s annual income tax return. By signing the Form V, Holder at the same time authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, when Holder opens a brokerage account (or a deposit account) outside of Denmark, the account will be treated as a deposit account because cash can be held in the account. Therefore, Holder must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both Holder and the bank/broker must sign the Declaration K, unless an exemption from the broker/bank signature requirement is granted by the Danish Tax Administration. It is possible to seek the exemption on the Form K, which Holder should do at the time he submits the Form K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Holder acknowledges that he is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of Holder’s annual income tax return. By signing the Declaration K, Holder at the same time authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

Foreign Asset/Account Reporting Information. If Holder establishes an account holding shares of Common Stock or cash outside of Denmark, Holder must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. These obligations are separate from and in addition to the obligations described above.

EGYPT

Notifications

Exchange Control Information. If Holder transfers funds into Egypt in connection with the Restricted Stock Units, Holder should transfer the funds through a registered bank in Egypt.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Language. By signing and returning this Award Agreement, Holder confirms having read and understood the documents relating to the grant and the Plan which were provided to Holder in English language. Holder accepts the terms of those documents accordingly.

En signant et renvoyant le présent Contrat d’Attribution, le Détenteur confirme avoir lu et compris les documents relatifs à l’attribution et au Plan qui ont été communiqués au Détenteur en langue anglaise. Le Détenteur accepte les termes de ces documents en connaissance de cause.

Notifications

Tax Information. The Restricted Stock Units are not intended to be French tax-qualified awards.

Foreign Asset/Account Reporting Information. If Holder holds shares of Common Stock outside France or maintain a foreign bank account, Holder should report to the French tax authorities on his annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Holder makes or receives a payment in excess of this amount, Holder is responsible for electronically reporting to the German Federal Bank by the fifth day of the month following the month in which the payment occurs. The form of report (Allgemeine Meldeportal Statistik) can be accessed via German Federal Bank’s website (www.bundesbank.de) and is available in both German and English.

GREECE

There are no country specific provisions.

HONG KONG

Terms and Conditions

Settlement Upon Vesting. The following provision supplements Section 2.3 of the Award Agreement:

Notwithstanding anything to the contrary in the Award Agreement or the Plan, the Restricted Stock Units will be settled in shares of Common Stock only, not cash.

Sale of Shares. To facilitate compliance with securities laws in Hong Kong, Holder agrees not to sell any shares of Common Stock issued at vesting of the Restricted Stock Units within six months of the Date of Grant.

Nature of Grant. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the grant of Restricted Stock Units shall be void.

Notifications

Securities Law Information. Warning: The Restricted Stock Units and shares of Common Stock issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company and its Subsidiaries. The Award Agreement, including this Appendix, the Plan and other incidental award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the award documentation been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units are intended only for the personal use of each eligible Employee of the Employer, the Company or any Subsidiary of the Company and may not be distributed to any other person. If Holder is in any doubt about any of the contents of the Award Agreement, including this Appendix, or the Plan, Holder should obtain independent professional advice.

ICELAND

Notifications

Exchange Control Information. Holder should consult with his personal advisor to ensure compliance with applicable exchange control regulations in Iceland as such regulations are subject to frequent change. Holder is responsible for ensuring compliance with all exchange control laws in Iceland.

INDIA

Notifications

Exchange Control Information. Holder understands that Holder must repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan to India within 90 days of receipt or any dividends within 180 days of receipt. Holder must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Holder deposits the foreign currency and should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is Holder’s responsibility to comply with applicable exchange control laws in India.

Because exchange control restrictions in India change frequently, Holder is advised to consult with his personal advisor before taking any action under the Plan.

Foreign Asset/Account Reporting Information. Holder understands that he is required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside India) in his annual tax return. Holder understands that he is solely responsible for complying with this reporting obligation and that Holder is advised to confer with his personal tax advisor in this regard.

INDONESIA

Notifications

Exchange Control Information. If Holder remits funds (including proceeds from the sale of shares of Common Stock) into Indonesia, the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a more detailed description of the transaction must be included in the report and Holder may be required to provide information about the transaction (e.g., his relationship with the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report. Although the bank through which the transaction is made is required to make the report, Holder must complete a “Transfer Report Form.” The Transfer Report Form should be provided to him by the bank through which the transaction is to be made.

IRELAND

Terms and Conditions

Restriction on Type of Shares Issued to Directors. If Holder is a director or shadow director of the Company or an Irish Subsidiary of the Company, his Restricted Stock Units will be paid in newly issued shares of Common Stock only. Treasury shares will not be used to satisfy such Restricted Stock Units.

Notifications

Director Notification Obligation. If Holder is a director, shadow director or secretary of the Company or an Irish Subsidiary of the Company, Holder must notify the Company and/or the Irish Subsidiary of the Company in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

There are pending changes to this obligation which provide that the requirement applies only if the interest received or disposed of exceeds 1% of the Company. Holder should consult his personal legal advisor as to whether or not this notification requirement applies to him.

ISLE OF MAN

There are no country specific provisions.

ITALY

Terms and Conditions

Data Privacy. The following provision replaces in its entirety Section 3.9 of the Award Agreement:

Holder understands that the Company, the Employer and any other Subsidiary of the Company may hold certain personal information about Holder, including, but not limited to, Holder’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Subsidiary of the Company, details of all Restricted Stock Units, or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Holder’s favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.

Holder also understands that providing the Company with Data is necessary for the performance of the Plan and that Holder’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect Holder’s ability to participate in the Plan. The controller of personal data processing is Actavis plc. with registered offices at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054, U.S., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Bogdan Oghina, with registered offices at Viale Pasteur, 10, 20014 Nerviano Italy.

Holder understands that Data will not be publicized. Holder understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. Holder further understands that the Company and/or its Subsidiaries, will transfer Data among themselves as necessary for the purpose of implementing, administering and managing Holder’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer Data to banks, other financial institutions, brokers or other third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom Holder may elect to deposit any shares of Common Stock acquired at vesting of the Restricted Stock Units. Such recipients may receive, possess, process, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Holder’s participation in the Plan. Holder understands that these recipients may be located in or outside the European Economic

Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

Holder understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Holder’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. Holder understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Holder has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, Holder is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Holder’s local human resources representative.

Plan Document Acknowledgement. Holder acknowledges that Holder has read and specifically and expressly approves, without limitation, the following sections of the Award Agreement: “Nature of Grant,” “Responsibility for Taxes,” “Data Privacy” as replaced by the above consent, “Governing Law and Venue,” “Language,” and “Imposition of Other Requirements.”

Notifications

Foreign Asset/Account Reporting Information. If at any time during the fiscal year Holder holds foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy, Holder is required to report these assets on his annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Financial assets include shares of Common Stock acquired under the Plan. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year.

LATVIA

There are no country specific provisions.

LITHUANIA

There are no country specific provisions.

MALTA

There are no country specific provisions.

MEXICO

Terms and Conditions

Labor Law Policy and Acknowledgment. By participating in the Plan, Holder expressly recognizes that Actavis plc, with registered offices at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054, U.S., is solely responsible for the administration of the Plan and that Holder’s participation in the Plan and acquisition of shares of Common Stock does not constitute a relationship as an Employee with the Company since Holder is participating in the Plan on a wholly commercial basis and his sole Employer is Allergan Servicios Profesionales de SA de CV (“Actavis-Mexico”). Based on the foregoing, Holder expressly recognizes that the Plan and the benefits that he may derive from participation in the Plan do not establish any rights between him and the Employer, Actavis-Mexico, and do not form part of the employment conditions and/or benefits provided by Actavis-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Holder’s relationship as an employee.

Holder further understands that his participation in the Plan is as a result of a unilateral and discretionary decision of the Company. Therefore, the Company reserves the absolute right to amend and/or discontinue Holder’s participation at any time without any liability to Holder.

Finally, Holder hereby declares that Holder does not reserve to himself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Holder therefore grants a full and broad release to the Company, the Employer, its other Subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política de Ley Laboral y Reconocimiento. Participando en el Plan, el Tenedor de la acción reconoce expresamente que Actavis plc., , es el único responsable de la administración del Plan y que la participación del Tenedor de la acción en el mismo y la compra de acciones bursátiles no constituye de ninguna manera una relación laboral entre Usted y la Compañía dado que su participación en el Plan deriva únicamente de una relación comercial y que su único empleador es Allergan Servicios Profesionales de SA de CV (“Activas-Mexico”). Derivado de lo anterior,el Tenedor de la acción expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el Tenedor de la acción y el empleador, Activas-Mexico, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Activas-Mexico, y cualquier modificación al Plan o la terminación del mismo no podrá ser interpretada como una modificación o degradación de los términos y condiciones de su trabajo.

Asimismo, entiendo que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía. Por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o terminar la participación del Tenedor de la acción en cualquier momento, sin ninguna responsabilidad ante el Tenedor de la acción.

Finalmente, el Tenedor de la acción manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Tenedor de la acción otorga un amplio y total finiquito a la Compañía, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

MOLDOVA

Notifications

Exchange Control Information. Holder must repatriate all proceeds received from the sale of shares of Common Stock to Moldova within a reasonable time from receipt.

NETHERLANDS

There are no country specific provisions.

NEW ZEALAND

There are no country specific provisions.

NORWAY

There are no country specific provisions.

POLAND

Notifications

Exchange Control Information. If Holder holds foreign securities (including shares of Common Stock) and maintains accounts abroad, Holder will be required to file certain reports with the National Bank of Poland on the transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000 in the aggregate. If required, Holder must file reports on the transactions and balances of the accounts on a quarterly basis on special forms available on the website of the National Bank of Poland.

In addition, if Holder transfers funds in excess of €15,000 into Poland in connection with the sale of shares of Common Stock under the Plan, the funds must be transferred via a bank account held at a bank in Poland. Holder is required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred.

PUERTO RICO

There are no country specific provisions.

ROMANIA

Notifications

Exchange Control Information. If Holder deposits the proceeds from the sale of shares of Common Stock issued to him at vesting and settlement of the Restricted Stock Units in a bank account in Romania, he may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. Holder should consult his personal advisor to determine whether he will be required to submit such documentation to the Romanian bank.

SERBIA

Notifications

Exchange Control Information. Pursuant to the Law on Foreign Exchange Transactions, Holder is permitted to acquire shares of Common Stock under the Plan, but a report may need to be made of the acquisition of such shares, the value of the shares at vesting and, on a quarterly basis, any changes in the value of the shares. An exemption from this reporting obligation may apply if the shares are acquired for no consideration. As the exchange control regulations in Serbia may change without notice, Holder should consult with his personal advisor with respect to all applicable reporting obligations.

SINGAPORE

Notifications

Securities Law Information. The award of Restricted Stock Units is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Chapter 289) (“SFA”) the “Qualifying Persons” exemption under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Holder should note that the award of Restricted Stock Units is subject to section 257 of the SFA and Holder will not be able to make (i) any subsequent sale of shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of shares subject to the Restricted Stock Units in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. If Holder is a chief executive officer, director, associate director or shadow director of a Subsidiary of the Company or other related entity in Singapore, Holder is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary of the Company in writing when Holder receives an interest

(e.g., Restricted Stock Units or shares of Common Stock) in the Company or any related company. In addition, Holder must notify the Singapore Subsidiary of the Company when Holder sell shares of Common Stock or shares of any related company (including when Holder sell shares issued upon vesting of the Restricted Stock Units). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification of Holder’s interests in the Company or any related company must be made within two business days of becoming a chief executive officer or a director.

SLOVAKIA

Notifications

Foreign Asset / Account Reporting Information. Slovak Republic residents who carry on business activities as an independent entrepreneur (podnikatel) must report foreign assets (including any shares of Common Stock) to the National Bank of Slovakia (provided that the value of the foreign assets exceeds an amount of €2,000,000). These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia’s website at www.nbs.sk.

SOUTH AFRICA

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 3.8 of the Award Agreement:

By accepting the Restricted Stock Units, Holder agrees that, immediately upon the vesting of the Restricted Stock Units, Holder will notify the Company of the amount of any gain realized. If Holder fails to advise the Company of the gain realized upon vesting, Holder may be liable for any applicable fines and penalties. Holder will be solely responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Exchange Control Information. If no transfer of funds from South Africa is required under the Restricted Stock Units, no filing or reporting requirements should apply when the Restricted Stock Units vest. However, because the exchange control regulations are subject to change, Holder should consult with his personal advisor prior to the vesting and settlement of the Restricted Stock Units to ensure compliance with current regulations. Holder is responsible for ensuring compliance with all exchange control laws in South Africa.

SPAIN

Terms and Conditions

Nature of Grant. By accepting the Stock Units, Holder acknowledges and agrees to be bound by the terms of the Plan and the Award Agreement, including this Appendix. Holder understands and agrees that the Company offers Restricted Stock Units without any previously existing obligation based on the terms and conditions in the Plan and the Award Agreement and conditioned on Holder’s express acceptance of those terms and conditions. But for Holder’s agreement to those terms and conditions, the Restricted Stock Units would not be granted.

Forfeiture upon Termination of Services. The following provision supplements Section 2.2 of the Award Agreement:

Holder acknowledges and agrees that the Restricted Stock Units will automatically cease vesting and be forfeited without any compensation whatsoever in the event of any type of Termination of Employment, regardless of the reason for the termination. The Plan does not under any circumstances permit vesting after Termination of Employment including but not limited to cases of death, disability, retirement, unfair dismissal, constructive dismissal, resignation, or any other cases of termination. Given the possible required forfeiture under the Plan and Award Agreement, Holder should have no expectation that the Restricted Stock Units will eventually vest.

Holder understands and agrees that for purposes of the Restricted Stock Units, the date that Holder ceases providing active services to the Company, the Employer or any Subsidiary of the Company in the case of dismissal that is formalized pursuant to Spanish law will be the date of termination indicated in the letter of dismissal provided by the Employer, without prejudice to (i) any notice period that may be required by local law during which compensation may be due, (ii) any additional period during which social security payment obligations may continue, (iii) any post-termination interim salary (“salarios de tramitación”) that may be due, (iv) any official termination date that may apply under local law or due to court resolution or due to any settlement agreement agreed for other purposes, and/or (v) any other rights or obligations that may continue to exist under local law after the Termination of Employment. Upon Termination of Employment, Holder shall forfeit any Restricted Stock Units effective the date active services cease.

Language. A translation into Spanish of the Plan and the Award Agreement, including this Appendix, are attached to this document. In the event of any discrepancy between the meaning of the Spanish and English versions of the documents, the English version will prevail.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory regarding the Restricted Stock Units. No public offering prospectus has been, nor will it be, registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) (“CNMV”). Neither the Plan nor the Award Agreement constitutes a public offering prospectus and neither has been, nor will either be, registered with the CNMV.

Exchange Control Information. To participate in the Plan, Holder must comply with exchange control regulations in Spain. Holder is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares of Common Stock held in such accounts, depending on the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year.

Holder also must declare any shares of Common Stock that are acquired under the Plan to the Dirección General de Comercio e Inversiones of the Ministry of Industry, Tourism and Commerce (the “DGCI”). After the initial declaration, the declaration must be filed with the DGCI on a Form D-6 on an annual basis each January while the shares are owned. However, if the value of the shares acquired under the Plan or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or sale, as applicable.

When receiving foreign payments exceeding €50,000 derived from the participation in the Plan (e.g., dividends or sales proceeds), Holder must inform the financial institution receiving the payment of the basis upon which such payment is made. Holder will need to provide the institution with certain information, including (i) his/her name, address and tax identification number, (ii) the name and corporate domicile of the Company, (iii) the amount of the payment and the currency used, (iv) the country of origin, (v) the reasons for the payment, and (vi) any further information that may be required.

Foreign Asset/Account Reporting Information. Holder understands that if he holds rights or assets (e.g., shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31, he is required to report certain information regarding such rights and assets on tax form 720. After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by the following March 31.

SWEDEN

There are no country specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The grant of the Restricted Stock Units is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

TURKEY

Notifications

Securities Law Information. The sale of shares of Common Stock acquired under the Plan is not permitted within Turkey. The sale of shares of Common Stock acquired under the Plan must occur outside of Turkey. The shares of Common Stock are currently traded on the New York Stock Exchange in the U.S. under the ticker symbol “ACT” and shares may be sold on this exchange.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. Holder in the Plan is being offered only to eligible Employees and is in the nature of providing equity incentives to Employees in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such Employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Award Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Settlement Upon Vesting. The following provision supplements Section 2.3 of the Award Agreement:

Notwithstanding anything to the contrary in the Award Agreement or the Plan, the Restricted Stock Units will be settled in shares of Common Stock only, not cash.

Responsibility for Taxes. The following provision supplements Section 3.8 of the Award Agreement:

Holder agrees that, if Holder does not pay or the Employer or the Company does not withhold from Holder the full amount of income tax that Holder owes at vesting of the Restricted Stock Units, or the release or assignment of the Restricted Stock Units for consideration, or the receipt of any other benefit in connection with the Restricted Stock Units (the “Taxable Event”) within 90 days of the U.K. tax year within which the Taxable Event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by Holder to the Employer, effective as of the Due Date. Holder agrees that the loan will bear interest at the Her Majesty’s Revenue and Customs’ (“HMRC’s”) official rate and will be immediately due and repayable by Holder, and the Company and/or the Employer may recover it at any time thereafter by any of the means set forth in Section 3.8 of the Award Agreement.

Notwithstanding the foregoing, if Holder is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that Holder is an executive officer or director and income tax is not collected from or paid by Holder by the Due Date, the amount of any uncollected income tax may constitute a benefit to Holder on which additional income tax and National Insurance contributions (“NICs”) may be due. Holder will be responsible for reporting and accounting for any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit.

Joint Election. As a condition of participation in the Plan, the Holder agrees to accept any liability for secondary Class 1 NICs that may be payable by the Company or the Employer (or any successor to the Company or the Employer) in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in the Plan or in Section 3.8 the Agreement.

Without prejudice to the foregoing, the Holder agrees to execute a joint election with the Company and/or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required by the Company or the Employer in respect of the Employer NICs liability. The Holder further agrees to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of the Holder’s Joint Election.

UNITED STATES

Notifications

Foreign Asset/Account Reporting Information. The Foreign Account Tax Compliance Act (“FATCA”) pertains to U.S. taxpayers who participate in or hold equity-based awards in one or more equity compensation plans offered by the Company, including Restricted Stock Units. Under FATCA, the Company is considered a “non-U.S. issuer” with the result that Holder may have reporting obligations on Form 8938 when filing his annual income tax return (Form 1040). Information regarding Form 8938 is available at www.irs.gov/pub/irs-pdf/i8938.pdf.

These reporting obligations apply to the extent the aggregate value of Holder’s holdings (when aggregated with other specified foreign financial assets held by Holder) exceed certain thresholds. The threshold amounts of the value of the equity holdings (and other foreign assets) that trigger the reporting obligations depend on Holder’s filing status (e.g., unmarried/married filing separately) and whether Holder resides in the U.S. or outside of the U.S. Shares of Common Stock issued by a non-U.S. issuer that are held in a financial account maintained by a U.S. financial institution (such as a brokerage firm) are not subject to these reporting requirements. However, it is not clear under current guidance whether rights to acquire shares of Common Stock, such as Restricted Stock Units (i.e., as opposed to shares of Common Stock Holder owns), are eligible for this exception. Holder should consult his personal tax advisor to determine whether these FATCA reporting requirements apply to him as a result of his equity holdings in the Company, including the Restricted Stock Units or shares of Common Stock Holder acquires under the Plan.

ANNEX 1 TO FOREIGN COUNTRY APPENDIX

Countries where cash must be paid in settlement of RSUs

Albania

Belarus

Czech Republic

Estonia

Hungary

Japan

Kazakhstan

Kosovo

Malaysia

Mongolia

Russian Federation

Saudi Arabia

South Africa

Thailand

Ukraine

Uzbekistan

Vietnam